Exhibit 10.1

February [__], 2022

To:	Under Armour, Inc.

1020 Hull Street

Baltimore, MD 21230

From:	[Insert Name of Dealer]

Re:	Master Confirmation—Accelerated Share Repurchases

This master confirmation (this “Master Confirmation”), dated as of February [__], 2022, is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between [Insert Dealer] (“Dealer”) and Under Armour, Inc., a Maryland corporation (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law as the governing law (without reference to its choice of law provisions), (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Dealer as if (w) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (x) the “Threshold Amount” with respect to Dealer were three percent (3%) of shareholders’ equity of [Dealer][Dealer’s ultimate parent] as of the date hereof, (y) “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement and (z) the following language were added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (1) the default was caused solely by error or omission of an administrative or operational nature; (2) funds were available to enable the party to make the payment when due; and (3) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement, and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or any Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement. Notwithstanding anything to the contrary in any other agreement between the parties or their Affiliates, the Transactions shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their Affiliates.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

1. Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms.

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Dealer

Shares:	The Class C common stock of Counterparty, par value USD $0.0003 1/3 per share (Exchange symbol “UA”).

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of that Section.

Prepayment/Variable Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation.

VWAP Price:	For any Exchange Business Day, a price per Share equal to the Rule 10b-18 volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg L.P. or its successor at 4:15 p.m. (New York City time) (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day on Bloomberg Page “UA US <Equity> AQR SEC” (or any successor thereto), absent manifest error or unavailability of such page or a successor thereto, in which case the Calculation Agent shall determine the VWAP Price for such Exchange Business Day based on Rule 10b-18 Eligible Transactions in the

Shares on such day. “Rule 10b-18 Eligible Transactions” means, for any Exchange Business Day, only those trades that are reported during the period of time during which the Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended.

Forward Price:	For each Transaction, the arithmetic average of the VWAP Prices for the Calculation Dates in the Calculation Period for such Transaction, subject to “Valuation Disruption” below.

Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction to, and including, the Termination Date for such Transaction.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date:	For each Transaction, the Scheduled Termination Date for such Transaction; provided that Dealer shall have the right to designate any Calculation Date on or after the First Acceleration Date to be the Termination Date for all or any part of such Transaction (an “Accelerated Termination Date”) by delivering notice (an “Acceleration Notice”) to Counterparty of any such designation prior to 6:00 p.m. (New York City time) on the Calculation Date immediately following the designated Accelerated Termination Date; provided further that the portion of the Prepayment Amount for any Transaction that is subject to any acceleration in part shall be greater than or equal to 50% of the Prepayment Amount as of the Trade Date (or, if less, 100% of the portion of the Prepayment Amount not previously subject to acceleration). Dealer shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount). If the portion of the Prepayment Amount that is subject to acceleration is less than the full Prepayment Amount, then the Calculation Agent shall in good faith and in a commercially reasonable manner make such solely mechanical and administrative adjustments to the terms of the Transaction as appropriate in order to take into account the occurrence of such Accelerated Termination Date (including cumulative, solely mechanical adjustments to take into account all prior Accelerated Termination Dates).

Calculation Dates:	For each Transaction, as set forth in the related Supplemental Confirmation.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (i) on a Scheduled Trading Day that is a Calculation Date for such Transaction, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date to the next Calculation Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, extend the Settlement Valuation Period by up to one Calculation Date for each Disrupted Day. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or deemed Market Disruption Event as provided herein), the Calculation Agent shall also determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 Eligible Transactions in the Shares effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Price for the relevant Calculation Dates during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Exchange Business Day on which, as of the Trade Date for a Transaction, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day in respect of such Transaction; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the Trade Date for a Transaction, then such Exchange Business Day shall be deemed to be a Disrupted Day in full in respect of such Transaction.

If a Disrupted Day occurs on a Scheduled Trading Day scheduled to be a Calculation Date during the Calculation Period for any Transaction or the Settlement Valuation Period for any Transaction, as the case may be, and each of the five immediately following Calculation Dates is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such fifth scheduled Calculation Date to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP Price for such fifth scheduled Calculation Date using its good faith and commercially reasonable estimate of the value of the Shares on such fifth scheduled Calculation Date based on the volume, historical trading patterns and price of the Shares.

The Calculation Agent shall notify the parties of the occurrence of any Disrupted Day as promptly as practicable, and shall use good faith efforts to notify the parties of any determination pursuant to these Valuation Disruption provisions no later than the Exchange Business Day immediately following the last consecutive affected Calculation Date.

Settlement Terms.

Settlement Procedures:	For each Transaction:

(i) if the Number of Shares to be Delivered for such Transaction is positive, Physical Settlement shall be applicable to such Transaction; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Dealer to Counterparty under any Transaction; or

(ii) if the Number of Shares to be Delivered for such Transaction is negative, then the Counterparty Settlement Provisions in Annex A hereto shall apply to such Transaction.

Number of Shares to be Delivered:	For each Transaction, a number of Shares (rounded down to the nearest whole number) equal to (a)(i) the Prepayment Amount for such Transaction, divided by (ii)(A) the Forward Price for such Transaction minus (B) the Forward Price Adjustment Amount for such Transaction, minus (b) the number of Initial Shares for such Transaction; provided that if the result of the calculation in clause (a)(ii) is equal to or less than the Floor Price for such Transaction, then the Number of Shares to be Delivered for such Transaction shall be determined as if clause (a)(ii) were replaced with “(ii) the Floor Price for such Transaction”. For the avoidance of doubt, if the Forward Price Adjustment Amount for any Transaction is a negative number, clause

(a)(ii) of the immediately preceding sentence shall be equal to (A) the Forward Price for such Transaction, plus (B) the absolute value of the Forward Price Adjustment Amount.

Floor Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	For each Transaction, if the Number of Shares to be Delivered for all or such portion of such Transaction is positive (x) in the case of an Accelerated Termination Date, the date that is one Settlement Cycle immediately following the date on which Dealer delivers the relevant Acceleration Notice and (y) in the case of a Termination Date occurring on the Scheduled Termination Date, the date that is one Settlement Cycle immediately following the Termination Date, in either case, for all or such portion of such Transaction (the final Settlement Date, the “Final Settlement Date”).

Settlement Currency:	USD

Initial Share Delivery:	For each Transaction, Dealer shall deliver a number of Shares equal to the Initial Shares for such Transaction to Counterparty on the Initial Share Delivery Date for such Transaction in accordance with Section 9.4 of the Equity Definitions, with such Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments.

Potential Adjustment Event:	In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of such Transaction as necessary to account for the economic effect on any Transaction of such postponement; provided that the Calculation Agent shall not change the designation of any Calculation Date. Notwithstanding anything to the contrary herein or in the Equity Definitions, (i) the declaration or payment of any Extraordinary Dividend shall not constitute a Potential Adjustment Event, (ii) a Permitted OMR Transaction (as defined below) shall not constitute a Potential Adjustment Event, (iii) the issuance of stock options, performance stock units or restricted stock units in or relating to the Shares to directors, officers, consultants and employees of the Counterparty consistent with past practice or as otherwise publicly disclosed prior to the Trade Date in reports filed with the Securities and Exchange Commission (the “SEC”), and the issuance of Shares in connection with any dividend reinvestment program of the Counterparty disclosed in reports filed with the SEC shall not constitute a Potential Adjustment Event, (iv) none of the Transactions pursuant to this Master Confirmation, any Other Specified Repurchase Agreement nor any Permitted Purchases (each as defined below) shall constitute a Potential Adjustment Event, and (v) for the avoidance of doubt, neither the Counterparty’s adoption of a shareholder rights plan (or other arrangement directed against hostile takeovers) nor the initial issuance or distribution of rights related to such a plan or arrangement that are not yet separable from the Shares shall constitute a Potential Adjustment Event.

Excess Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or any Extraordinary Dividend). “Extraordinary Dividend” means the per Share cash dividend or distribution, or a portion thereof, declared by Counterparty on the Shares that is classified by the board of directors of Counterparty as an “extraordinary” dividend.

Consequences of Excess Dividend:	The declaration by the Counterparty of any Excess Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period for any Transaction, may, at Dealer’s election in its sole discretion, either (x) constitute an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction or (y) result in an adjustment, by the Calculation Agent, to the Floor Price as the Calculation Agent determines appropriate to preserve the fair value of such Transaction after taking into account such Excess Dividend.

Method of Adjustment:	Calculation Agent Adjustment

Relevant Dividend Period:	For each Transaction, the period from, and including, the Trade Date for such Transaction to, and including, the Relevant Dividend Period End Date for such Transaction.

Relevant Dividend Period End Date:	For each Transaction, if the Number of Shares to be Delivered for such Transaction is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date for such Transaction.

Extraordinary Events.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that (a) Section 12.1(l) of the Equity Definitions shall be amended by (i) deleting the parenthetical in the fifth line thereof, (ii) replacing “that” in the fifth line thereof with “whether or not such announcement” and (iii) adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including, without limitation, the announcement of an abandonment of such intention)”, (b) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date” and (c) Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “25%”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE MKT, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation” and (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:	Applicable

MaximumStock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.

(e) Hedging Disruption:	Not Applicable

(f) Increased Cost of Hedging:	Not Applicable

(g) Increased Cost of Stock Borrow:	Applicable

InitialStock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.

HedgingParty:	Dealer or an affiliate of Dealer that is involved in hedging of the Transaction for all Additional Disruption Events;
provided that when making any determination or
calculation as “Hedging Party,” Dealer shall act in good
faith and in a commercially reasonable manner.

DeterminingParty:	Dealer for all applicable Extraordinary Events and
Additional Disruption Events; provided that when making
any determination, adjustment or calculation as
“Determining Party,” Dealer shall act in good faith and in
a commercially reasonable manner.

Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity
Definitions, an Additional Termination Event (with such
terminated Transaction(s) (or portions thereof) being the
Affected Transaction(s) and Counterparty being the sole
Affected Party) shall be deemed to occur, and, in lieu of
Sections 12.7, 12.8 and 12.9 of the Equity Definitions,
Section 6 of the Agreement shall apply to such Affected
Transaction(s)

Non-Reliance/Agreementsand
AcknowledgementsRegarding
HedgingActivities/Additional
Acknowledgements:

Applicable

2. Calculation Agent.

Dealer. Whenever the Calculation Agent is required to act
or to exercise judgment in any way with respect to any
Transaction hereunder, it will do so in good faith and in a
commercially reasonable manner. Following the
occurrence and during the continuation of an Event of
Default pursuant to Section 5(a)(vii) of the Agreement with
respect to which Dealer is the Defaulting Party,
Counterparty shall have the right to designate an
independent equity derivatives dealer to replace Dealer as

Calculation Agent, and the parties shall work in good faith
to execute any appropriate documentation required by such
replacement Calculation Agent. Following any
determination, adjustment or calculation by the Calculation
Agent, the Hedging Party or the Determining Party
hereunder, the Calculation Agent, the Hedging Party or the
Determining Party, as the case may be, will within five
Exchange Business Days of a request by Counterparty,
provide to Counterparty a report (in a commonly used file
format for the storage and manipulation of financial data
without disclosing any proprietary or confidential models or other information that is proprietary or confidential)
displaying in reasonable detail the basis for such
determination, adjustment or calculation, as the case may be. Notwithstanding anything to the contrary in the Equity
Definitions, this Master Confirmation or any Supplemental
Confirmation, the Calculation Agent and the Determining
Party shall not change the dates identified as Calculation
Dates in the relevant Supplemental Confirmation for any
Transaction.

3.	Account Details.

(a)	Account for payments to Counterparty:

Bank:

ABA#:

Acct No.:

Beneficiary:

Ref:

Account for delivery of Shares to Counterparty:

To be advised

(b)	Account for payments to Dealer:

[    ]

Account for delivery of Shares to Dealer:

4.	Offices.

(a)	The Office of Counterparty for each Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for each Transaction is: [ ]

5.	Notices.

(a)	Address for notices or communications to Counterparty:

Under Armour, Inc.

1020 Hull Street

Baltimore, MD 21230

With a copy to:

(b)	Address for notices or communications to Dealer:

[    ]

With a copy to:

[    ]

6.	Representations, Warranties and Agreements.

(a)

Additional Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(i)	It is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended).

(ii)

The offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (A) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (B) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (C) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

(iii)	Dealer’s hedging transactions described below will be undertaken by Dealer as principal for its own account, and not as agent for Counterparty

(b)

Additional Representations, Warranties and Covenants of Dealer. In addition to the representations, warranties and covenants in the Agreement, Dealer represents, warrants and covenants to Counterparty that:

(i)

Dealer hereby represents and covenants to Counterparty that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to prevent individuals making investment decisions related to any Transaction from having access to material nonpublic information regarding Counterparty that may be in possession of other individuals at Dealer.

(ii)

With respect to purchases of Shares by Dealer in connection with any Transaction during the Calculation Period for such Transaction (other than any purchases made by Dealer in connection with dynamic hedge adjustments of Dealer’s exposure to any Transaction as a result of any equity optionality contained in such Transaction, including, for the avoidance of doubt, timing optionality), Dealer will use good faith, commercially reasonable efforts to effect such purchases (i) only on the Calculation Dates and (ii) in a manner so that, if such purchases were made by Counterparty, they would meet the requirements of Rule 10b-18(b)(2), (3) and (4), and effect calculations in respect thereof, taking into account any applicable SEC no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control. Notwithstanding the foregoing, Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

(c)	Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer that:

(i)	As of the Trade Date for each Transaction hereunder, (A) such Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of accelerated share repurchase transactions to effect the Share buy-back program, and (B) there is no internal policy of Counterparty, whether written or oral, that would prohibit Counterparty from entering into any aspect of such Transaction, including, without limitation, the purchases of Shares to be made pursuant to such Transaction.

(ii)	As of the Trade Date for each Transaction hereunder, Counterparty is not engaged in any “issuer tender offer” within the meaning of Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Counterparty is not aware of any “third-party tender offer” with respect to the Shares within the meaning of Rule 13e-1 under the Exchange Act.

(iii)	As of the date hereof and on the Trade Date of each Transaction hereunder, it is not entering into such Transaction, (A) on the basis of, and is not aware of, any material non-public information with respect to the Shares, (B) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer in violation of the Exchange Act or (C) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(iv)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

(v)	As of the Trade Date for each Transaction hereunder, and as of the date of any election with respect to any Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(vi)	(A) The Shares are not, as of the Calculation Period Start Date, and (B) Counterparty will not, at any time during any Regulation M Period (as defined below) for any Transaction, cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) unless, in the case of clause (B), Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 7 hereof; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 hereof. Counterparty is not currently contemplating any “distribution” (as defined in Regulation M promulgated under the Exchange Act) of Shares, or any security for which Shares are a “reference security” (as defined in Regulation M promulgated under the Exchange Act). “Regulation M Period” means, for any Transaction, (A) the Relevant Period (as defined below) for such Transaction, (B) the Settlement Valuation Period, if any, for such Transaction and (C) the Seller Termination Purchase Period (as defined below), if any, for such Transaction.

“Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the later of (1) the earlier of (x) the Scheduled Termination Date and (y) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below) and (2) if Section 15 hereof is applicable to such Transaction, the date on which all deliveries owed pursuant to such Section 15 have been made.

(vii)

As of the Trade Date and the Prepayment Date, for each Transaction, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(xii)	Counterparty is not, and after giving effect to each Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(xiv)

Counterparty has not and will not enter into agreements similar to the Transactions described herein where the relevant calculation or valuation dates in any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will coincide at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with the Calculation Dates in any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation. In the event that any relevant calculation or valuation dates in any initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction coincides with any Calculation Dates in any Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such transaction to avoid any such overlap. For the avoidance of doubt, nothing in this Section 6(c)(xiv) shall prohibit or apply to the Permitted Purchases (as defined below)

7.

Regulatory Disruption. In the event that Dealer concludes, in its good faith, commercially reasonable discretion based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer (provided that any such requirements, policies or procedures are generally applicable to transactions of this nature and related to compliance with applicable laws for Dealer and applied hereto in a non-discriminatory manner and in a consistent manner to similarly affected transactions generally)), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days in order to establish, maintain or unwind commercially reasonable Hedge Positions during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days; provided that if such deemed Market Disruption Event is deemed to have occurred solely in response to such related policies or procedures, such Scheduled Trading Day or Days will each be a Disrupted Day in full. Dealer shall promptly notify Counterparty upon exercising its rights pursuant to this provision and inform Counterparty of the reasons supporting such exercise (provided that Dealer shall not be obligated to disclose any proprietary or confidential models or information) and shall subsequently notify Counterparty in writing on the Scheduled Trading Day Dealer reasonably believes in good faith and upon the advice of counsel that it may resume its market activity.

8.	10b5-1 Plan. Counterparty represents, warrants and covenants to Dealer that:

(a)

Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any “corresponding or hedging transaction or position” (within the meaning of Rule 10b5-1) with respect to the Shares. For the avoidance of doubt, neither the entry into any Other Specified Repurchase Agreement nor any Permitted OMR Transactions (each as defined below) shall fall within the ambit of the previous sentence. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). “Other Specified Repurchase Agreement” means, for any Transaction, any similar and substantially contemporaneous transactions entered into between Counterparty and one or more other dealers, which other transaction shall have terms substantially identical to the terms of such Transaction, except for pricing terms and calculation dates that do not coincide with any Calculation Dates hereunder.

(b)

During the Calculation Period and the Settlement Valuation Period, if any, for any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, Dealer (or its agent or Affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by Dealer, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Dealer. Counterparty acknowledges and agrees that all such transactions shall be made in Dealer’s sole judgment and for Dealer’s own account.

(c)

Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether Dealer (or its agent or Affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including, without limitation, over how, when or whether Dealer (or its agent or Affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(d)

Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

9.

Counterparty Purchases. Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18) shall not, without the prior written consent of Dealer, directly or indirectly purchase any Shares (including, without limitation, by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) on any Calculation Date during any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable), under this Master Confirmation except through Dealer or pursuant to the Dealer Permitted OMR Transactions.

Notwithstanding the immediately preceding paragraph or anything herein to the contrary, Counterparty may purchase Shares (x) on any Calculation Date pursuant to any Rule 10b5-1 or Rule 10b-18 repurchase plan mutually agreed and entered into with Dealer or an Affiliate of Dealer (each, a “Dealer Permitted OMR Transaction”), so long as, on any Calculation Date, purchases under all Dealer Permitted OMR Transactions do not in the aggregate exceed the Designated OMR Threshold specified in the Supplemental Confirmation for such Transaction on such Calculation Date and (y) on any Exchange Business Day that is not a Calculation Date pursuant to any Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with a counterparty, or an affiliate of a counterparty, to any Other Specified Repurchase Agreement (each, a “Counterparty Permitted OMR Transaction” and, together with any Dealer Permitted OMR Transaction, a “Permitted OMR Transaction”), so long as, on such Exchange Business Day, purchases under all Counterparty Permitted OMR Transactions do not in the aggregate exceed the Designated OMR Threshold specified in the supplemental confirmation for such transaction under such Other Specified Repurchase Agreement on such Exchange Business Day.

Nothing in this Section 9 shall limit (w) Counterparty’s purchases of Shares that do not constitute “Rule 10b-18 purchases” under subparagraphs (ii) or (iii) of Rule 10b-18(a)(13), (x) Counterparty’s purchases of Shares pursuant to employee incentive plans in connection with related equity transactions, or the granting of Shares or options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such Shares or options, in connection with the Counterparty’s compensation policies for directors, officers and employees, (y) withholding of Shares to cover amounts payable (including tax liabilities and/or payment of exercise price) in respect of the exercise of employee stock options or the vesting of restricted stock or stock units and (z) privately negotiated (off-market) transactions by Counterparty, not involving any derivative instrument, to purchase Shares from existing holders of Shares in transactions that do not result in, or relate to, purchases of Shares in the public market by such existing holders in connection with such transactions. Purchases of Shares that are permitted by this paragraph along with the Permitted OMR Transactions are referred to herein as the “Permitted Purchases”.

10.	Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)	Counterparty agrees that it:

(i)

will not during the period commencing on the Trade Date for any Transaction and ending on the last day of the Relevant Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period, for such Transaction make, or permit to be made (to the extent within Counterparty’s control), any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares, except to the extent required by any law, rule or regulation applicable to Counterparty;

(ii)

shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Merger Announcement that such Merger Announcement has been made; and

(iii)

shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date of any Merger Transaction or potential Merger Transaction that were not effected through Dealer or its Affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date of any Merger Transaction or potential Merger Transaction. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(b)

Counterparty acknowledges that any such Merger Announcement or delivery of a notice with respect thereto may cause the terms of any Transaction to be adjusted; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 hereof.

(c)

Upon the occurrence of any Merger Announcement (whether made by Counterparty or a third party), Dealer in its good faith and commercially reasonable discretion may (i) make commercially reasonable adjustments to the terms of any Transaction to account for the economic effect on the Transaction of such Merger Transaction, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, (which adjustments shall be limited to account solely for changes in volatility, expected dividends, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction) to preserve the fair value of such Transaction and/or (B) suspend the Calculation Period and/or any Settlement Valuation Period but excluding changing the designation of any Calculation Date (such adjustments to be limited to account for changes in the price of the Shares and volatility, stock loan rate and liquidity relevant to the Shares or to such Transaction) or (ii) if Dealer determines that no adjustment that it could make under clause (i) would produce a commercially reasonable result, treat the occurrence of such Merger Announcement as a Share-for-Other Merger Event with the Cancellation Amount determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than, solely for purposes of this Section 10, any such transaction in which the consideration consists solely of cash and there is no valuation period.

Any adjustment to the terms of any Transaction hereunder and the determination of any amounts due upon termination of any Transaction as a result of a Merger Transaction shall be made without duplication in respect of any prior adjustment (including, without limitation, any prior adjustment pursuant to Section 11 below).

11.	Special Provisions for Acquisition Transaction Announcements. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)

If an Acquisition Transaction Announcement occurs on or after the Trade Date and on or prior to the Final Settlement Date for any Transaction, then the Calculation Agent shall make such commercially reasonable adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate (including, without limitation and for the avoidance of doubt, adjustments that would allow the Number of Shares to be Delivered to be less than zero), at such time or at multiple times as the Calculation Agent determines appropriate (without duplication), to account for the economic effect on such Transaction of such event (which adjustments shall be limited to account solely for changes in volatility, expected dividends, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement. If the Number of Shares to be Delivered for any settlement of any Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A hereto shall apply.

(b)

“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction that is reasonably likely to be completed (provided that for such purposes, the Calculation Agent shall take into account the effect of such announcement on the market price of the Shares or options on the Shares and, if such effect is material, shall deem such Acquisition Transaction to be reasonably likely to be completed), (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement or a letter of intent designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that would reasonably be expected to include, an Acquisition Transaction, (iv) any other announcement that in the good faith and commercially reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction (provided that for such purposes the Calculation Agent shall take into account the effect of such announcement on the market price of the Shares or options on the Shares and, if such effect is material, shall deem such Acquisition Transaction to be reasonably likely to be completed), or (v) any announcement of any material change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). The term “announcement” as used in the definition of Acquisition Transaction Announcement shall mean any public statement or announcement that is made by (x) Counterparty (or any subsidiary thereof) or (y) any entity (or affiliate thereof) that is (or is reasonably expected to be) a party to the relevant Acquisition Transaction.

(c)

“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “35%” and references to “50%” being replaced by “65%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty to a person or entity other than Counterparty or a subsidiary of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition by Counterparty or any of its subsidiaries where the aggregate consideration transferable by Counterparty or its subsidiaries (other than an acquisition between and/or among solely Counterparty and/or one or more subsidiaries of Counterparty) exceeds 35% of the market capitalization of Counterparty (measured as of the date of the relevant announcement), (v) any lease, exchange, transfer, disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries (other than any lease, exchange, transfer, disposition or other similar event between and/or among solely Counterparty and/or one or more subsidiaries of Counterparty) where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 30% of the market capitalization of Counterparty (measured as of the date of the relevant announcement) or (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

Any adjustment to the terms of any Transaction hereunder as a result of an Acquisition Transaction Announcement shall be made without duplication in respect of any prior adjustment (including, without limitation, any prior adjustment pursuant to Section 10 above).

12.	Acknowledgments.

(a)	The parties hereto intend for:

(i)

each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)	the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)

a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)

all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)	Counterparty acknowledges that:

(i)

during the term of any Transaction, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)	Dealer and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to any Transaction;

(iii)

Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)

any market activities of Dealer and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price, the VWAP Price and the Settlement Price, each in a manner that may be adverse to Counterparty; and

(v)

each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

13.

No Collateral, Netting or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

14.

Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date. For the avoidance of doubt, in no event shall Counterparty be obligated to return any Shares or securities delivered by Dealer pursuant to this provision.

15.

Early Settlement. In the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to all holders of Shares consists solely of cash), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect to deliver or for Dealer to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit,

“Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent in a commercially reasonable manner (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including, the market price of the Shares or Alternative Delivery Property on the date of termination, and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Property on any Calculation Date in a commercially reasonable manner to fulfill its delivery obligations under this Section 15); provided that the purchase prices of Dealer reflect the prevailing market prices of the Shares or Alternative Delivery Property, as the case may be); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may make such election only if Counterparty represents and warrants to Dealer, in writing on the date it notifies Dealer of such election, that, as of such date, Counterparty is not aware of any material non-public information concerning the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If such delivery is to be made by Counterparty, paragraphs 2 through 7 of Annex A hereto shall apply as if (A) such delivery were a settlement of such Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Counterparty. For the avoidance of doubt, if Counterparty validly elects for the provisions of this Section 15 relating to the delivery of Shares or Alternative Delivery Property, as the case may be, not to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply. If delivery of Shares or Alternative Delivery Property, as the case may be, is to be made by Dealer pursuant to this Section 15, the period during which Dealer purchases Shares or Alternative Delivery Property to fulfill its delivery obligations under this Section 15 shall be referred to as the “Seller Termination Purchase Period.”

16.

Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not be entitled to take delivery of any Shares deliverable hereunder to the extent (but only to the extent) that, after such receipt of any Shares hereunder, the Equity Percentage would exceed [•]%. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery the Equity Percentage would exceed [•]%. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Counterparty that, after such delivery, the Equity Percentage would not exceed [•]%. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

17.

Maximum Share Delivery. Notwithstanding anything to the contrary in this Master Confirmation, in no event shall Dealer be required to deliver any Shares, or any Shares or other securities comprising Alternative Delivery Units, in respect of any Transaction in excess of the Maximum Number of Shares set forth in the Supplemental Confirmation for such Transaction.

18.	Additional Termination Events.

Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation for any Transaction and the VWAP Price of the Shares on the Exchange is below such Termination Price for any three (3) consecutive Exchange Business Days, then an Additional Termination Event will occur on such third Exchange Business Day without any notice or action by Dealer or Counterparty, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction and the Exchange Business Day immediately following such third consecutive Exchange Business Day will be the “Early Termination Date” for such Transaction.

19.

Non-confidentiality. Dealer and Counterparty hereby acknowledge and agree that, subject to Section 8(e) hereof, each is authorized to disclose every aspect of this Master Confirmation, any Supplemental Confirmation and the transactions contemplated hereby and thereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.

20.	Reserved.

21.

Assignment and Transfer. Notwithstanding anything to the contrary in the Agreement, Dealer may not assign any of its rights or duties hereunder to any one or more of its Affiliates without the prior written consent of Counterparty which consent will not be unreasonably withheld or delayed; provided that such Affiliate of Dealer (1) has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent; provided further that such transfer and/or assignment shall be permitted only so long as (i) an Event of Default or Termination Event will not occur as a result of such transfer and assignment, (ii) as a result of such transfer and assignment, Counterparty will not (x) be required to pay or deliver to the transferee on any payment date or delivery date an amount or a number of Shares or Alternative Delivery Units, as applicable, that would, after taking into account amounts paid by the transferee under Section 2(d)(i)(4) of the Agreement, be greater than the amount or the number of Shares or Alternative Delivery Units, respectively, that Counterparty would have been required to pay or deliver to Dealer in the absence of such transfer and assignment or (y) be entitled to receive from the transferee on any payment date or delivery date an amount or a number of Shares or Alternative Delivery Units, as applicable, that would, after taking into account amounts paid by the transferee under Section 2(d) (i)(4) of the Agreement, be less than the amount or the number of Shares or Alternative Delivery Units, respectively, that Counterparty would have received from Dealer in the absence of such transfer and assignment, (iii) Counterparty would not, at the time and as a result of such assignment, be required to pay (including a payment in kind) at such time or on any later date an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 9(h) of the Agreement) greater than the amount in respect of which Counterparty would have been required to pay to Dealer absent such assignment, (iv) Counterparty would not, at the time and as a result of such assignment, receive a payment (including a payment in kind) which at such time or on any later date an amount had been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement (except in respect of interest under Section 9(h) of the Agreement), in excess of that which Dealer would have been required to so withhold or deduct absent such assignment, unless such assignee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement in an amount equal to such excess, (v) Counterparty would not, at the time and as a result of such assignment, reasonably be expected to otherwise suffer material adverse tax consequences therefrom at such time or on any later date; (vi) Dealer shall have caused such assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that the results described in (iii) above would not occur; and (vii) such assignee is a “dealer” within the meaning of Section 1.1001-4(b)(1) of the United States Treasury Regulations. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, but subject to the limitations in the preceding sentence regarding obligations under Section 2(d)(i)(4) of the Agreement, Dealer may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of any Transaction and any such designee may assume such obligations provided, however, that Counterparty would not, at the time and as a result of such designation, reasonably be expected to suffer material adverse tax consequences therefrom at such time or on any later date. Dealer may assign the right to receive Settlement Shares to any domestic third party who may legally receive Settlement Shares; provided, however, that Counterparty would not, at the time and as a result of such assignment, reasonably be expected to suffer material adverse tax consequences therefrom at such time or on any later date. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance. For the avoidance of doubt, Dealer hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Dealer’s obligations in respect of any Transaction are not completed by its designee, Dealer shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

22.	Amendments to the Equity Definitions, Agreement.

(a)

Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with words “a material”; and adding the phrase “or such Transaction” at the end of the sentence.

(b)

Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “a material” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the words “the relevant Shares” in the same sentence, (iii) replacing the words “diluting or concentrative” with “a material” in the sixth to last line thereof, and (iv) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(c)

Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “may have a diluting or concentrative” and replacing them with the words “is the result of a corporate event within the Issuer’s control involving the Issuer or its securities that has a material economic”; and adding the phrase “or the relevant Transaction” at the end of the sentence.

(d)

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(e)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(i)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(ii)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(f)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by adding the following phrase at the end of the second sentence of such Section:

“; provided that Counterparty may elect to terminate the Transaction only if Counterparty represents and warrants to Dealer in writing on the date it elects to terminate the Transaction that, as of such date, Counterparty is not aware of any material nonpublic information regarding Issuer or the Shares and is electing to terminate the Transaction in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws”:

(g)	(i) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by adding the following phrase at the end of the second sentence of such Section:

“; provided that Counterparty may elect to terminate the Transaction only if Counterparty represents and warrants to Dealer in writing on the date it elects to terminate the Transaction that, as of such date, Counterparty is not aware of any material nonpublic information regarding Issuer or the Shares and is electing to terminate the Transaction in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws” :

(h)	Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof

23.

Extraordinary Dividend. If Counterparty declares any Extraordinary Dividend that has an ex-dividend date during the period commencing on the Trade Date for any Transaction and ending on the last day of the Relevant Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period, for such Transaction, then prior to or on the date on which such Extraordinary Dividend is paid by Counterparty to holders of record, Counterparty shall pay to Dealer, for each Transaction under this Master Confirmation, an amount in cash equal to the product of (i) the amount of such Extraordinary Dividend and (ii) the theoretical short delta number of shares as of the opening of business on the related ex-dividend date, as determined by the Calculation Agent, required for Dealer to hedge its exposure to such Transaction.

24.

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to Dealer rights against Counterparty with respect to any Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than any Transaction.

25.

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Master Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement any Supplemental Confirmation, this Master Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under any Supplemental Confirmation, this Master Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, without limitation, rights arising from Change in Law, Loss of Stock Borrow, Increased Cost of Stock Borrow, Hedging Disruption, Increased Cost of Hedging, or Illegality).

26.	Tax Matters.

(a)

For purposes of Section 3(f) of the Agreement, Counterparty represents that it is a “U.S. person” (as that term is used in Sections 1.1441-1(c)(2) and 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(b)

For purposes of Section 3(f) of the Agreement, Dealer represents that it is a national banking association organized under the laws of the United States and a “U.S. person” (as that term is used in Sections 1.1441-1(c)(2) and 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(c)

For purposes of Sections 4(a)(i) and (ii) of the Agreement, Dealer agrees to deliver to Counterparty, and Counterparty agrees to deliver to Dealer, a correct, complete (in a manner reasonably satisfactory to the other party) and executed United States Internal Revenue Service Form W-9 (or successor thereto) (i) promptly upon execution of this Master Confirmation, (ii) promptly upon reasonable demand by the other party and (iii) promptly upon learning that any such from previously provided by the other party has become obsolete or incorrect.

(d)

The parties agree that “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any tax imposed or collected pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or (ii) any tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or the United States Treasury Regulations or other guidance issued thereunder). For the avoidance of doubt, a Tax described in clause (i) or (ii) of the preceding sentence is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement

27.	RESERVED.

28.

Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, THE TRANSACTIONS HEREUNDER AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION AND ANY SUPPLEMENTAL CONFIRMATION AND THE TRANSACTIONS HEREUNDER. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

29.

Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

30.

U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, Dealer shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

31.

Delivery of Cash. For the avoidance of doubt, other than payment of the Prepayment Amount by Counterparty, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to cash settle any Transaction, except in circumstances where cash settlement is within Counterparty’s control or in those circumstances in which holders of the Shares would also receive cash.

32.

CARES Act. Counterparty represents and warrants that it has not applied, and throughout the term of any Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date for such Transaction or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief, that Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution (collectively “Restricted Financial Assistance”); provided that Counterparty may apply for Restricted Financial Assistance if Counterparty either (a) determines based on the advice of outside counsel of national standing that the terms of such Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such Restricted Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that such Transaction is permitted under such program or facility (either by specific reference to such Transaction or by general reference to transactions with the attributes of such Transaction in all relevant respects). Counterparty further represents and warrants that the Prepayment Amount for any Transaction is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date for such Transaction or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of Shares pursuant to any Transaction (either by specific reference thereto or by general reference to transactions with the attributes thereof in all relevant respects).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Master Confirmation and returning it to us.

Very truly yours,

[Insert Dealer]

By:
Authorized Signatory
Name:

Accepted and confirmed as of the date first set forth above:

UNDER ARMOUR, INC.

By:
Authorized Signatory
Name:

SCHEDULE A

FORM OF SUPPLEMENTAL CONFIRMATION

[__________], 20[__]

To:	Under Armour, Inc.

1020 Hull Street

Baltimore, MD 21230

From:	[Insert Dealer]

Re:	Supplemental Confirmation—Accelerated Share Repurchases

Date:	[ ]

Reference	No: [ ]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [Insert Dealer] (“Dealer”) and Under Armour, Inc., a Maryland corporation (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation, dated as of February [__], 2022 (the “Master Confirmation”), between Dealer and Counterparty, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[__________], 20[__]

Forward Price Adjustment Amount:	An amount in USD equal to [___]% of the Closing Price.

Calculation Period Start Date:	[__________], 20[__]

Scheduled Termination Date:	[__________], 20[__]

First Acceleration Date:	[__________], 20[__]

Prepayment Amount:	USD [___]

Prepayment Date:	[__________], 20[__]

Calculation Dates:	Any date that is (i) both an Exchange Business Day and is set forth below and (ii) every [second][third][fourth] Scheduled Trading Day following the last Calculation Date set forth below, subject to the limitations set forth in “Valuation Disruption” in the Master Confirmation.

[insert dates]

Initial Shares:	A number of Shares (rounded down to the nearest whole number) equal to 80% of the Prepayment Amount divided by the Closing Price; provided that if, in connection with the Transaction, Dealer is unable to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the

Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire; provided that if the Initial Shares are reduced as provided in the preceding proviso, then Dealer shall use commercially reasonable efforts to borrow or otherwise acquire an additional number of Shares equal to the shortfall in the Initial Shares delivered on the Initial Share Delivery Date and shall deliver such additional Shares as promptly as practicable, and all Shares so delivered shall be considered Initial Shares. All Shares delivered to Counterparty in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of “Number of Shares to be Delivered” in the Master Confirmation.

Closing Price:	The closing price per Share for the regular trading session (including any extensions thereof) of the Exchange on the Trade Date, as published by Bloomberg on Bloomberg page “UA US <Equity> Go” (or any successor thereto) at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session of the Exchange) on such day, absent manifest error or unavailability of such page or a successor thereto, in which case the Calculation Agent shall determine the Closing Price for such day.

Initial Share Delivery Date:	[__________], 20[__]

Maximum Stock Loan Rate:	[__] basis points per annum

Initial Stock Loan Rate:	[__] basis points per annum

Maximum Number of Shares:	[___] Shares

Floor Price:	USD 0.01 per Share

Termination Price:	USD [___] per Share

Additional Relevant Days:	The [___] Exchange Business Days immediately following the Calculation Period.

Reserved Shares:	Notwithstanding anything to the contrary in the Master Confirmation, as of the date of this Supplemental Confirmation, the Reserved Shares shall be a number of Shares (rounded down to the nearest whole number) to (a) three multiplied by (b) (i) the Prepayment Amount divided by (ii) the Closing Price.

Designated OMR Threshold:	[ ]% of the ADTV (as defined in Rule 10b-18(a)(1))

3.

Counterparty represents and warrants to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

4. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Supplemental Confirmation and returning it to us.

Very truly yours,

[Insert Dealer]

By:
Authorized Signatory
Name:

Accepted and confirmed as of the Trade Date:

UNDER ARMOUR, INC.

By:
Authorized Signatory
Name:

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1. The following Counterparty Settlement Provisions shall apply to any Transaction to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material non-public information regarding Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:	The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	An amount equal to (a) the Number of Shares to be Delivered, multiplied by (b) the Settlement Price.

Settlement Price:	An amount equal to the average of the VWAP Prices for the Calculation Dates in the Settlement Valuation Period, plus USD [0.__], subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:	A number of Calculations Dates required for Dealer to unwind a commercially reasonable hedge position, beginning on the Calculation Date immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Calculation Date immediately following the Termination Date. Dealer shall notify Counterparty of the last Calculation Date of the Settlement Valuation Period on or prior to the Exchange Business Day immediately following such last Calculation Date

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Dealer the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle immediately following the last day of the Settlement Valuation Period.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

Annex A-1

2. Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to 101% (in the case of Registered Settlement Shares) or 105% (in the case of Unregistered Settlement Shares) of the absolute value of the Forward Cash Settlement Amount, with such Shares’ value determined by the Calculation Agent in a commercially reasonable manner (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent. If all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been satisfied, Cash Settlement shall be applicable in accordance with paragraph 1 above notwithstanding Counterparty’s election of Net Share Settlement.

3. Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a) a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;

(b) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;

(c) as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty and the results of such investigation are satisfactory to Dealer, in its good faith discretion, subject to customary confidentiality undertakings on the part of such party; and

(d) as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4. If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a) all Unregistered Settlement Shares shall be delivered to Dealer (or any Affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b) as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any Affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to customary confidentiality undertakings on the part of such party;

(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any Affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such Affiliate) and the private resale of such shares by Dealer (or any such Affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty , in form

Annex A-2

and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all commercially reasonable out of pocket fees and expenses of Dealer (and any such Affiliate) in connection with such resale, including, all commercially reasonable fees and expenses of outside counsel for Dealer, and shall contain customary representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d) in connection with the private placement of such shares by Counterparty to Dealer (or any such Affiliate) and the private resale of such shares by Dealer (or any such Affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

5. Dealer, itself or through an Affiliate (the “Selling Agent”) or any underwriter(s), will sell, in a commercially reasonable manner, all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer in a commercially reasonable manner, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.

6. If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Calculation Date next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is two Currency Business Days after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the second Clearance System Business Day which is also a Calculation Date following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Calculation Date equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.

7. Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Annex A-3

Where	A =	the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and
	B =	the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” shall have the meaning specified in a Supplemental Confirmation.

Annex A-4